ICT GROUP MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS, LLC
Michael McMullan	Betsy Brod/Lynn Morgen
212-994-4660	212-750-5800

ICT GROUP REPORTS THIRD QUARTER 2008 RESULTS

~ Financial and Operational Performance Improved in Third Quarter ~

NEWTOWN, PA, NOVEMBER 6, 2008 – ICT GROUP, INC. (NASDAQ:ICTG), today reported results for the third quarter ended September 30, 2008.

“We are pleased to report that our third quarter earnings were in line with our expectations and production volumes increased 3% sequentially compared to the second quarter of 2008, as new business has begun to compensate for the decline in call volumes from our domestic financial telesales and market research programs,” noted John J. Brennan, Chairman and Chief Executive Officer. “Revenue was slightly below our expectation, primarily due to the ongoing softness in the economy and the impact of foreign exchange rates, which resulted in lower revenue measured in U.S. dollars from the international markets we serve. We were successful in closing new business, diversifying our vertical market exposure, controlling costs, increasing workstation utilization and maintaining strong relationships with our major clients during the quarter. In addition, we generated $18.9 million of cash flow from operating activities and $14 million of free cash flow in the quarter, and believe that we have ample liquidity to fund our business.”

Revenue for the third quarter was $108.3 million, compared to $113.9 million reported in the third quarter of 2007. Net loss for the 2008 third quarter was $546,000, or $0.03 per diluted share. In last year’s third quarter, the Company reported a net loss of $7.2 million, or $0.45 per diluted share. The loss in the third quarter of 2008 includes restructuring charges of $2.3 million. The loss in the third quarter of 2007 includes restructuring charges of $807,000 as well as a $6.8 million tax charge. Excluding these restructuring and tax charges and the associated tax impact for each of these periods, the Company would have earned $1.4 million, or $0.09 per diluted share, in the third quarter of 2008 versus $925,000, or $0.06 per diluted share, in the third quarter of 2007. Third quarter 2008 earnings,

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ICT GROUP REPORTS THIRD QUARTER 2008 RESULTS (CONT.)

adjusted for the effects of the restructuring charge, met Company guidance as a result of improved operating performance and benefited from a government grant discussed in last quarter’s earnings release that contributed $820,000 of pre-tax income.

Domestic revenue was $68.9 million in the third quarter, representing 64% of total revenue, a decline of 5% from the comparable year-ago period, primarily as a result of the shift of U.S. production to lower-priced, offshore facilities. Sixty five percent of the U.S. production was handled offshore in the third quarter of 2008 compared to 54% in last year’s third quarter. International revenue of $39.4 million was up 10% from third quarter 2007 levels, but down 6% sequentially from the second quarter of 2008, as the strengthening of the U.S. dollar during the third quarter slowed international revenue growth.

Services revenue accounted for 82% of total revenue for the 2008 third quarter as compared to 74% in the year-ago period due to growth in the customer care and BPO services segments of our business. Sales revenue declined to 18% of total revenue from 26% in the third quarter of 2008 due to reduced call volumes associated with financial telesales programs.

Financial services revenue was $53.8 million in the third quarter of 2008, down 5% compared to last year’s third quarter, but only 1% as compared to the second quarter of 2008. The Company has significantly reduced its exposure to credit card related telesales programs and has largely offset the decline in this business with growth in customer care, collections and BPO programs for our financial clients. ICT GROUP continued to gain significant traction in the telecommunications sector, where revenue of $31.9 million represented an increase of 10% over the third quarter of 2007 and 4% over the second quarter of 2008 as the Company captured and grew new business within this sector, both domestically and internationally. Within the healthcare vertical, revenue declined 17% to $11.1 million from the third quarter of 2007 and 10% from the second quarter of 2008, as a result of the reduction in call volumes for health insurance and patient assistance programs, however the Company gained new business from pharmaceutical clients who are seeking to reduce infrastructure costs to improve their operating margins.

“While the current economic environment continues to adversely impact discretionary sales and marketing programs and has lengthened sales cycles, we won approximately $25 million in

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ICT GROUP REPORTS THIRD QUARTER 2008 RESULTS (CONT.)

annualized revenue this quarter in new business from new and existing telecommunications, pharmaceutical and financial clients. We expect to begin implementation of these programs in early 2009. In addition, we have rapidly diversified our vertical market exposure by growing our telco/technology business through the addition of seven new domestic and international clients within the past 12 months,” continued Mr. Brennan.

“As a result of these wins and the continued expansion of business with existing clients, we expect that telco/technology clients will account for 35% to 40% of total Company revenue in 2009, up from 29% in 2007, giving us a better balance of business among the vertical markets we serve. While we expect our financial services business to remain strong and diversified, we project that it will decline from 49% of total Company revenue in 2007 to between 40% and 45% in 2009.”

Outlook:

The Company currently expects production hours to grow sequentially between the third and fourth quarters of 2008, however fourth quarter revenue is likely to be down slightly from the third quarter, and will be less than previously expected, as the continued strengthening of the U.S. dollar is resulting in lower revenue from international operations and a larger portion of domestic work will be handled at lower-priced offshore sites. Pre-tax income for the fourth quarter of 2008 is expected to grow sequentially, excluding the benefit of the grant in the third quarter of 2008, as a result of ongoing expense reduction programs, improved labor productivity, and greater workstation utilization. These profitability enhancements will partially offset the impact of the reduced revenue levels on earnings. ICT GROUP now expects diluted earnings per share to be in the range of $0.04 to $0.08 in the fourth quarter. The Company expects to incur restructuring charges in the fourth quarter of 2008 as a result of closing or downsizing certain existing facilities. Should this occur, diluted earnings per share for the fourth quarter of 2008 would be less than what is projected above to the extent that the Company incurs restructuring charges. In addition, the Company expects that it will further improve its liquidity position by generating positive free cash flow for the period and for full year 2008.

“Lack of clarity in the global economic outlook and volatile foreign exchange movements make it difficult at this time to project 2009 financial performance. However, based on current business and operational trends, we expect modest revenue growth and continued profitability

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ICT GROUP REPORTS THIRD QUARTER 2008 RESULTS (CONT.)

improvement in the year ahead. In order to position ICT GROUP to achieve these objectives, we are targeting a 40% gross margin going forward and will maintain tight expense controls. We will continue to delay facility expansion, monitor staffing levels and reduce our capital expenditures as needed to meet these goals,” concluded Mr. Brennan. “We still believe that there is tremendous demand for the types of services that we provide and expect that the actions we have taken to right-size and right-shore our Company, combined with our financial strength, have put us in an excellent position to benefit when the economy recovers.”

Conference Call:

The Company will hold a conference call today, Thursday, November 6, 2008, at 9:00 a.m. EST. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through November 13, 2008.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing (BPO) solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements relating to matters such as expected call volumes, expansion of offshore operations, applicable income tax rates, revenue and earnings, foreign currency exchange rates, and the anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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ICT GROUP REPORTS THIRD QUARTER 2008 RESULTS (CONT.)

Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2007, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product or service, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, changes in tax laws and regulation, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUE	$108,296	$113,897	$326,565	$341,115

OPERATING EXPENSES:
Cost of services	65,103	71,885	202,868	215,898
Selling, general and administrative	42,110	41,125	125,148	123,281
Restructuring charge	2,334	807	2,334	4,646
Litigation costs	—	—	—	1,042

	109,547	113,817	330,350	344,867

Operating income (loss)	(1,251)	80	(3,785)	(3,752)

Interest income, net	48	141	237	470

Income (loss) before income taxes	(1,203)	221	(3,548)	(3,282)

Income tax provision (benefit)	(657)	7,401	(1,634)	5,576

Net loss	$(546)	$(7,180)	$(1,914)	$(8,858)

Diluted loss per share	$(0.03)	$(0.45)	$(0.12)	$(0.56)

Shares used in computing diluted loss per share	15,902	15,786	15,866	15,766

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate

the Effect of Restructuring Charges, A Tax Charge in the Third Quarter of 2007, and Charges Related

to the Arbitration Settled in the Second Quarter of 2007

(Unaudited)

Adjusted Results of Operations:
Income (loss) before income taxes	$(1,203)	$221	$(3,548)	$(3,282)
Restructuring charges	2,334	807	2,334	4,646
Litigation costs	—	—	—	1,042

Adjusted income (loss) before income taxes	1,131	1,028	(1,214)	2,406
Adjusted income tax provision (benefit)	(241)	103	(1,218)	(64)

Adjusted net income	$1,372	$925	$4	$2,470

Adjusted diluted earnings per share	$0.09	$0.06	$0.00	$0.15

Shares used in computing adjusted diluted earnings per share	15,971	15,986	15,911	16,029

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ICT Group. Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$31,682	$30,244
Accounts receivable, net	77,354	79,823
Other current assets	16,458	18,117

Total current assets	125,494	128,184

PROPERTY AND EQUIPMENT, NET	63,848	70,658
OTHER ASSETS	25,116	26,758

	$214,458	$225,600

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Line of credit	$5,000	$—
Accounts payable and other current liabilities	51,493	48,593

Total current liabilities	56,493	48,593

OTHER LIABILITIES	10,664	9,818
SHAREHOLDERS' EQUITY	147,301	167,189

	$214,458	$225,600

WORKSTATIONS AT PERIOD END	13,340	13,710

Reconciliation of Free Cash Flow

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cash Flow from Operating Activities:
Net Loss	$(546)	$(7,180)	$(1,914)	$(8,858)
Depreciation and Amortization	6,583	6,632	20,013	19,438
Other Non-cash Charges	893	7,805	2,090	5,995
Changes in Assets and Liabilities	12,020	(4,278)	(4,222)	(2,695)

Net Cash Provided by Operating Activities	18,950	2,979	15,967	13,880
Less Purchases of Property and Equipment	(4,989)	(7,395)	(17,105)	(23,272)

Free Cash Flow	$13,961	$(4,416)	$(1,138)	$(9,392)

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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